As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-262610

Registration No. 333-266801

Registration No. 333-268303

Registration No. 333-275359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262610

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266801

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268303

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-275359

UNDER

THE SECURITIES ACT OF 1933

SCIENCE 37 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4278203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

(Address of principal executive offices, including ZIP code)

Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan

Science 37 Holdings, Inc. 2021 Incentive Award Plan

Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan

Science 37, Inc. 2015 Stock Plan

(Full title of the plan)

Christine Pellizzari

Chief Legal and Human Resources Officer

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

(984) 377-3737

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jurgita Ashley

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

(216) 566-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Science 37 Holdings, Inc. (“Science 37”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-262610, filed by Science 37 with the Securities and Exchange Commission (the “SEC”) on February 10, 2022, registering the offer and sale of (i) 939,782 shares of common stock, $0.0001 par value per share (the “Common Stock”), issuable under the Science 37 Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”); (ii) 253,641 shares of Common Stock issuable under the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and (iii) 755,782 shares of Common Stock issuable under the Science 37, Inc. 2015 Stock Plan;

2.	Registration Statement No. 333-266801, filed with the SEC on August 11, 2022, registering (i) 290,871 shares of Common Stock issuable under the 2021 Plan and (ii) 58,175 shares of Common Stock issuable under the ESPP;

3.	Registration Statement No. 333-268303, filed with the SEC on November 10, 2022, registering 50,000 shares of Common Stock issuable under the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan (the “Inducement Plan”); and

4.	Registration Statement No. 333-275359, filed with the SEC on November 7, 2023, registering (i) 1,557,500 shares of Common Stock issuable under the 2021 Plan; (ii) 180,000 shares of Common Stock issuable under the ESPP; and (iii) 500,000 shares of Common Stock issuable under the Inducement Plan.

Science 37 effected a one-for-twenty (1-for-20) reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock effective December 8, 2023 at 12:01 a.m. Eastern Time. All share amounts in these Post-Effective Amendments are presented on a post-Reverse Stock Split basis.

On March 12, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 28, 2024 (the “Merger Agreement”), by and among eMed, LLC, a Delaware limited liability company (“eMed”), Marlin Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of eMed (“Purchaser”), and Science 37, Purchaser merged with and into Science 37, with Science 37 surviving as a wholly-owned subsidiary of eMed.

As a result of the transactions contemplated by the Merger Agreement, Science 37 has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by Science 37 in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of the offering, Science 37 hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by Science 37 pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, State of North Carolina, on March 12, 2024.

SCIENCE 37 HOLDINGS, INC.

By:	/s/ David Coman
Name: David Coman
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.